Exhibit 10.35

December 31, 2008

Mr. Archie Gwathmey
Bunge Limited
50 Main Street
White Plains, NY  10606

Dear Archie:

This letter amends and restates the relevant terms of your offer letter dated February 4, 1999, and confirms your position as Co-Chief Executive Officer, Bunge Global Agribusiness, reporting directly to the Chief Executive Officer of Bunge Limited.

As you know, it is Bunge Limited’s objective to reward excellence by concentrating on the short and long term incentives.  For 2008, your base salary will be payable at an annual rate of $700,000.00.  You will participate in the same short and long-term incentive programs as similarly situated executives of Bunge.

Severance Pay:  If your employment is involuntarily terminated under circumstances that would call for severance pay benefits under the Company’s severance plan then in effect, you will receive payment for not less than 12 months of salary continuation in lieu of notice and of any amounts payable under such severance plan upon delivery of a release of any employment related claims and covenants in form and substance satisfactory to the Company.  In addition, any of your deferred compensation plans not yet vested will vest.  Payment of such severance pay benefits is contingent upon delivery of a release of any employment-related claims and covenants in a form and substance satisfactory to the Company.

To the extent that any amount is owed to you in connection with your termination of employment or service with the Company, such amount will be paid if and only if such termination of employment or service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

In the event that, at the time of your termination of employment or service with the Company, you are a ‘specified employee,’ as determined based on the methodology adopted by the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section

409A”), then any payment owed to you under this letter that is deemed to be a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid to you prior to the first business day after the date that is six months following the date of your termination of employment (a “Delayed Payment”); provided, however, that any Delayed Payment shall commence within 60 days following the date of your death prior to the end of the six-month period.  Any such Delayed Payment shall be accumulated and paid to you on the first day of the seventh calendar month following the date of your termination of employment.

Notwithstanding any contrary provision in this letter, if any provision of this letter contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by the Company without notice and consent of any person in any manner the Compensation Committee deems reasonable or necessary to comply with Section 409A.  Any such modification shall maintain, to the maximum extent practicable, the original intent of the applicable provision.

Sincerely yours,

/s/ Vincente Teixeira
Vicente Teixeira
Chief Personnel Officer

ACCEPTED AND AGREED:

/s/ Archie Gwathmey
Archie Gwathmey